EXHIBIT 99

                         FOR IMMEDIATE RELEASE


        MEDIA CONTACT:                       INVESTOR CONTACT:
        Alan Marks                           Pamela Catlett
        503.671.4235                         503.671.4589


               NIKE REPORTS FIRST QUARTER EARNINGS PER SHARE OF $1.61

              Sales gains across all regions and product business units

                    Worldwide futures orders up 11 percent


Beaverton, OR (September 19, 2005) - NIKE, Inc. (NYSE:NKE) today reported record results for the first quarter ended August 31, 2005. Revenue grew eight percent and earnings per diluted share increased 33 percent for the period. The Company reported sales growth across each of its regions and product business units, with particular strength in US footwear in the quarter for both revenues and futures orders.

First quarter revenues increased eight percent to $3.9 billion, compared to $3.6 billion for the same period last year. Net income grew 32 percent to $432.3 million, or $1.61 per diluted share, compared to $326.8 million, or $1.21 per diluted share, for the prior year.

"A strong product pipeline and our global management team's ability to consistently execute across our brand portfolio drove very strong performance for the first quarter," said William D. Perez, President and Chief Executive Officer. "Our results show continued healthy demand for NIKE product worldwide and we remain optimistic about our ability to meet our future goals."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from September 2005 through January 2006, totaling $4.9 billion, 11.0 percent higher than such orders reported for the same period last year. Changes in currency exchange rates had no significant impact on this growth.*

By region, futures orders for the U.S. increased 12 percent; Europe (which includes the Middle East and Africa) increased four percent; Asia Pacific grew 15 percent; and the Americas increased 32 percent. Changes in currency exchange rates reduced the reported futures orders growth in Europe by two percentage points. Futures orders growth in Asia Pacific was not significantly impacted by changes in currency exchange rates. In the Americas region, three percentage points of the increase were due to changes in currency exchange rates.*


Regional Highlights

U.S.
____
During the first quarter, U.S. revenues increased eight percent to $1.5 billion versus $1.4 billion for the first quarter of fiscal 2005. U.S. athletic footwear revenues increased 11 percent to $1.0 billion. Apparel revenues increased one percent to $395.5 million. Equipment revenues increased four percent to $92.3 million. U.S. pre-tax income improved seven percent to $345.2 million.

Europe
_____
Revenues for the European region grew five percent to $1.22 billion, up from $1.16 billion for the same period last year. One percentage point of this growth was the result of changes in currency exchange rates.
Footwear revenues increased three percent to $685.1 million, apparel revenues increased six percent to $435.2 million and equipment revenues
increased 14 percent to $97.2 million.   Pre-tax income rose 34 percent to
$330.2 million.

Asia Pacific
___________
Revenues in the Asia Pacific region grew 13 percent to $459.6 million compared to $406.0 million a year ago. Three percentage points of this growth were the result of changes in currency exchange rates. Footwear revenues were up nine percent to $237.4 million, apparel revenues increased 19 percent to $176.5 million and equipment revenues grew 18 percent to $45.7 million. Pre-tax income increased 44 percent to $91.4 million.

Americas
_______
Revenues in the Americas region increased 32 percent to $213.7 million, an improvement from $161.7 million in the first quarter of fiscal 2005. Currency exchange rates contributed 12 percentage points to this growth rate. Footwear revenues were up 37 percent to $156.9 million, apparel revenues increased 15 percent to $40.7 million and equipment jumped 41
percent to $16.1 million.   Pre-tax income was up 119 percent to $44.6
million.

Other Revenues
____________
Other revenues, which include Converse Inc., NIKE Golf, Bauer NIKE Hockey Inc., Cole Haan, Hurley International LLC and Exeter Brands Group LLC, grew six percent to $462.3 million from $434.5 million last year. Pre-tax income was essentially flat versus the prior year at $40.0 million.


Income Statement Review

Gross margins were 45.3 percent compared to 44.5 percent last year. Selling and administrative expenses were 28.6 percent of first quarter revenues, compared to 30.1 percent last year. This decrease in selling and administrative expenses as a percentage of revenue was due, in part, to a change in timing of certain marketing expenses. The effective tax rate for the first quarter was 34.5 percent.

Balance Sheet Review

At quarter end, global inventories stood at $1.9 billion, an increase of 11 percent from August 31, 2004. Cash and short-term investments were $1.9 billion at the end of the quarter, compared to $1.3 billion last year.


Share Repurchase

During the quarter, the Company purchased a total of 1,832,500 shares for approximately $151 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004.

NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.


NIKE's earnings releases and other financial information are available on the Internet at www.NikeBiz.com/invest.


* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and
10-K.   Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.


(Tables Follow)



                   NIKE, INC. CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED AUGUST 31, 2005
                       (In millions, except per share data)
INCOME                                                         QUARTER ENDING
STATEMENT*                                              08/31/2005  08/31/2004  %Chg
====================================================================================
Revenues                                                  $3,862.0    $3,561.8    8%
Cost of Sales                                              2,113.9     1,976.0    7%
                                                        ----------------------
Gross margin                                               1,748.1     1,585.8   10%
                                                            45.3 %      44.5 %

Selling and administrative                                 1,104.4     1,073.6    3%
                                                            28.6 %      30.1 %

Interest (income) expense, net                                (6.4)        4.8    -
Other (income) expense, net                                   (9.9)        1.9    -
                                                        ----------------------

Income before income taxes                                   660.0       505.5   31%
Income Taxes                                                 227.7       178.7   27%
                                                        ----------------------
                                                            34.5 %      35.4 %

                                                        ----------------------
Net Income                                                  $432.3      $326.8   32%
                                                        ======================

Diluted EPS                                                  $1.61       $1.21   33%
                                                        ======================

Basic EPS                                                    $1.66       $1.24   34%
                                                        ======================


Weighted Average Common Shares Outstanding:

Diluted                                                      268.6       269.8
Basic                                                        260.9       262.7
                                                        =======================
Dividend                                                     $0.25       $0.20
                                                        =======================




NIKE, Inc.
BALANCE SHEET*               08/31/2005   08/31/2004
====================================================
   ASSETS
Current assets:
  Cash and equivalents         $1,588.9       $932.1
  Short-term investments          304.2        365.4
  Accounts receivable, net      2,390.6      2,175.7
  Inventories                   1,850.6      1,661.5
  Deferred income taxes           106.3        137.9
  Prepaid Expenses and other
   Assets                         425.7        364.2
  Total current assets          6,666.3      5,636.8

Property, plant and equipment   3,186.5      3,222.9
  Less accumulated depreciation 1,605.3      1,623.3
  Property, plant and
   Equipment, net               1,581.2      1,599.6

Identifiable intangible
   Assets, net                    404.7        409.7
Goodwill                          135.4        135.4
Deferred income taxes and other
 Assets                           328.1        285.8

                            ------------------------
Total Assets                   $9,115.7     $8,067.3
                            ========================

  LIAB AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of
   long-term debt               $ 256.0       $  6.1
  Notes payable                    64.3         97.8
  Accounts payable                768.5        704.5
  Accrued liabilities             996.6        919.2
  Income taxes payable            148.1        200.3

  Total current liabilities     2,233.5      1,927.9

Long-term debt                    428.4        692.4
Def Inc Taxes & Oth Liab          489.7        424.6
Redeemable preferred stock          0.3          0.3
Shareholders' equity            5,963.8      5,022.1

                            ------------------------
Total liabilities & shareholders
  equity                       $9,115.7     $8,067.3
                            ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.



NIKE, INC                                                     QUARTER ENDING
Divisional Revenues                                    08/31/2005 08/31/2004  %Chg
===================================================================================
U.S. Region
     Footwear                                             $1,021.1     $921.4   11%
     Apparel                                                 395.5      391.3    1%
     Equipment                                                92.3       89.0    4%
                                                       ----------------------
          Total                                            1,508.9    1,401.7    8%

EMEA Region
     Footwear                                                685.1      663.3    3%
     Apparel                                                 435.2      409.7    6%
     Equipment                                                97.2       84.9   14%
                                                       ----------------------
          Total                                            1,217.5    1,157.9    5%

Asia Pacific Region
     Footwear                                                237.4      218.6    9%
     Apparel                                                 176.5      148.8   19%
     Equipment                                                45.7       38.6   18%
                                                       ----------------------
          Total                                              459.6      406.0   13%

Americas Region
     Footwear                                                156.9      114.8   37%
     Apparel                                                  40.7       35.5   15%
     Equipment                                                16.1       11.4   41%
                                                       ----------------------
          Total                                              213.7      161.7   32%

                                                           3,399.7    3,127.3    9%

Other                                                        462.3      434.5    6%

Total NIKE Inc. Revenues                                  $3,862.0   $3,561.8    8%




NIKE, INC                                                     QUARTER ENDING
Pre-tax Income1,*                                       08/31/2005 08/31/2004  %Chg
===================================================================================
USA Region                                                $  345.2   $  322.3    7%
EMEA Region                                                  330.2      246.4   34%
Asia Pacific Region                                           91.4       63.4   44%
Americas Region                                               44.6       20.4  119%
Other                                                         40.0       40.2    0%
Corporate2                                                  (191.4)    (187.2)  (2%)
                                                       ----------------------
Total Pre-tax Income1                                     $  660.0   $  505.5   31%



_____________________

1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.

* Certain prior year amounts have been reclassified to conform to fiscal year
2006 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.






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